UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 7, 2008 (October 2, 2008)

LOJACK CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts
(State or Other Jurisdiction of Incorporation)

001-8439	04-2664794
(Commission File Number)	(IRS Employer Identification No.)

200 Lowder Brook Drive, Suite 1000, Westwood, Massachusetts	02090
(Address of Principal Executive Offices)	(Zip Code)

781-251-4700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.

As previously reported, on November 12, 2007, LoJack Equipment Ireland Ltd. (“LoJack Ireland”), a subsidiary of LoJack Corporation (“LoJack”), terminated its license agreement with its licensee to operate the LoJack stolen vehicle recovery system in China, based upon the licensee’s default and failure to perform its obligations under the license agreement.  As previously reported, on November 16, 2007, the former China licensee asserted a claim against LoJack in the amount of $269 million plus attorney’s fees and related expenses of $250,000, based on various allegations of bad faith and alleged coercive conduct.  LoJack Ireland then instituted an arbitration proceeding seeking to enforce post-termination obligations of the former China licensee.  The former licensee filed its previously asserted claim as a counterclaim in the arbitration proceeding.   The former licensee is seeking a treble damage claim of $807 million and punitive damages. LoJack Ireland considers the allegations by the former licensee to be completely without merit.

On October 2, 2008, the arbitrator in the proceeding awarded LoJack Ireland a preliminary injunction enjoining and restraining the former licensee from: (a) competing with LoJack Ireland for a period of one year from the date of termination of the license agreement; (b) using or transferring the radio frequency rights granted by government agencies and all other permits, approvals, authorizations and licenses relating to operation of the LoJack system in China; and (c) using or disclosing LoJack Ireland proprietary information.

    Also on October 2, 2008, the former China licensee served LoJack with a claim filed in Massachusetts Superior Court alleging interference with contractual relations and seeking to hold LoJack liable for any findings in the arbitration proceedings against LoJack Ireland.  It also seeks injunction relief preventing LoJack from entering into a new license agreement with a third party in China.  LoJack considers the allegations by the former licensee to be completely without merit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOJACK CORPORATION (Registrant)
By:	/s/ Thomas A. Wooters
Thomas A. Wooters Executive Vice President and General Counsel

Date: October 7, 2008